Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

Entertainment Gaming Asia Inc. Announces Completion of Short-Form Merger and

Delisting from The NASDAQ Capital Market

Hong Kong, June 22, 2017 -- Entertainment Gaming Asia Inc. (Nasdaq: EGT) (the "Company") today announced that Melco International Development Limited (HKG: 0200) (“Melco”), through its wholly-owned subsidiary EGT Nevada Holding Inc. (“EGT Nevada”), effected a short-form merger of EGT Nevada into the Company on June 21, 2017, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Melco. The short-form merger follows the June 13, 2017 completion of EGT Nevada’s unsolicited cash tender offer of all outstanding shares of common stock, $0.001 par value, of the Company, other than the shares owned by Melco or its affiliates, through which Melco and its affiliates increased their ownership in the Company from approximately 64.8% to approximately 92.5% of the outstanding shares. Pursuant to the short-form merger, the remaining untendered shares were cancelled and converted into the right to receive a cash payment equivalent to the tender price of $2.35 per share. The holders of the untendered, cancelled shares will be receiving a letter of transmittal and forms with instructions on how to claim their cash payment of $2.35 per share.

As a result of the short-form merger, on June 21, 2017 the Company requested that The NASDAQ Stock Market LLC delist its common stock from The NASDAQ Capital Market. On June 21, 2017, The NASDAQ Stock Market LLC filed a Form 25 (“Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934”) with the Securities and Exchange Commission (the “SEC”). Pursuant to the Form 25, the shares were delisted and removed from trading on NASDAQ prior to the market opening on June 22, 2017. The Company also intends to file with the SEC a Form 15 under the Exchange Act, requesting that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.